UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2014
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Global Geophysical Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34709 (Commission File Number)	05-0574281 (IRS Employer Identification No.)

13927 South Gessner Road Missouri City, TX (Address of principal executive offices)		77489 (Zip Code)

Registrant's telephone number, including area code:   (713) 972-9200

________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2014, Global Geophysical Services, Inc. (the “Company”) announced that P. Mathew Verghese had been elected Executive Vice President and Chief Operating Officer of the Company, and Sean M. Gore had been elected to succeed Mr. Verghese as Senior Vice President and Chief Financial Officer of the Company. Mr. Verghese and Mr. Gore will assume their new positions with the Company effective immediately.

Mr. Verghese (age 48) has been the Company’s Senior Vice President and Chief Financial Officer since he joined the Company in March 2009. From April 2007 to December 2008, Mr. Verghese served as Chief Operating Officer and Investment Manager of the Lehman Energy Fund, a proprietary investment fund focused on energy investments. In his new position, Mr. Verghese will be primarily responsible for the worldwide operations of the Company and will report to Richard C. White, the Company’s President and CEO. In connection with his election as Executive Vice President and Chief Operating Office, Mr. Verghese has entered into an amendment to his existing employment agreement with the Company which provides for an annual base salary of $320,000 and certain discretionary bonus payments which are described in the agreement. If the Company terminates Mr. Verghese without cause or Mr. Verghese resigns from his employment for good reason, he is entitled to certain severance payments and benefits. The agreement also contains various confidentiality, non-competition and non-solicitation provisions. The foregoing description of the amendment to the employment agreement is qualified in its entirety by reference to the amendment, a copy of which is attached hereto as Exhibit 10.1, and to the original employment agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated January 25, 2013.

Mr. Gore (age 46) has been the Company’s Vice President Corporate Development since October 2012, with responsibility for the Company’s planning and strategy, treasury functions, insurance/risk compliance and evaluation, acquisitions and divestitures, and investor relations. Prior to joining the Company, Mr. Gore was Chief Financial Officer for Aperio Energy Partners, LLC, a joint venture with the Company established to identify hydrocarbon development opportunities. Mr. Gore served as an independent financial consultant to various clients, including the Company, from September 2010 to July 2011, and held financial and operational positions with U.S. Concrete, Inc. from August 2004 to September 2010, including VP Strategy & Development.  From 1995 to 2004, Mr. Gore served in various financial and operational roles with Petroleum Geo-Services ASA, including VP Corporate Controller & Business Development. Mr. Gore began his career as an auditor with Price Waterhouse LLP, working there from 1989 to 1995. As Senior Vice President and Chief Financial Officer, Mr. Gore will assume responsibility for overseeing all aspects of financial and accounting management, capital allocation, strategic asset acquisition and deployment, and investor relations.  Mr. Gore will also continue to be active in corporate development.  Mr. Gore has entered into an employment agreement with the Company in his new role which provides for an annual base salary of $295,000, a grant of 50,000 restricted shares of the Company’s common stock, and certain discretionary bonus payments which are described in the agreement. If the Company terminates Mr. Gore without cause or Mr. Gore resigns from his employment for good reason, he is entitled to certain severance payments and benefits. The agreement also contains various confidentiality and non-solicitation provisions. The foregoing description of the employment agreement is qualified in its entirety by reference to the employment agreement, a copy of which is attached hereto as Exhibit 10.2.

Item 9.01. Financial Statements and Exhibits.

The following Exhibits are filed as a part of this Report:

10.1	Amendment, effective as of January 10, 2014, to Employment Agreement dated January 25, 2013, between Global Geophysical Services, Inc. and P. Mathew Verghese.

10.2	Employment Agreement effective as of January 10, 2014 between Global Geophysical Services, Inc. and Sean M. Gore.

99.1	Press release dated January 10, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL GEOPHYSICAL SERVICES, INC.
Date: January 10, 2014

By:  /S/ Sean M. Gore
Sean M. Gore
Senior Vice President and Chief Financial Officer